                              SCHEDULE 14A
                             (RULE 14A-101)

                INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. )


 Filed by the registrant /X/

 Filed by a party other than the registrant / /

 Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                     GAYLORD CONTAINER CORPORATION
 -----------------------------------------------------------------------------
            (Name of Registrant as Specified in Its Charter)
                     GAYLORD CONTAINER CORPORATION
 -----------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

 Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

      (1) Title of each class of securities to which transaction applies:

 ------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transactions applies:

 ------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchang Act Rule 0-11:(1)

 ------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

 ------------------------------------------------------------------------------

      / / Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

 -------------------------------------------------------------------------------

      (2) Form, schedule or registration statement no.:

 -------------------------------------------------------------------------------

      (3) Filing party:

 -------------------------------------------------------------------------------

      (4) Date filed:

 -------------------------------------------------------------------------------
 --------------------------
 (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

                   GAYLORD CONTAINER CORPORATION
                          PROXY STATEMENT

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             to be held
                          February 8, 1995


     You are cordially invited to attend the annual meeting of stockholders of Gaylord Container Corporation (the "Company") which will be held on Wednesday, February 8, 1995 at 10:00 a.m. Chicago time at 520 Lake Cook Road, Deerfield, Illinois 60015, for the following purposes:

     1. To elect eight Class B directors of the Company to serve for a term expiring at the 1996 Annual Meeting of Stockholders;

     2. To approve an increase in the number of shares of the Company's Class A Common Stock available under the Gaylord Container Corporation 1989 Long-Term Incentive Plan;

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on December 16, 1994 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's corporate headquarters, 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, for a period of 10 days prior to the meeting.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, we urge you to mark, date and sign the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no postage.

                                        David F. Tanaka
                                        Secretary



Deerfield, Illinois
December 28, 1994

         YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
       PROXY AND RETURN IT PROMPTLY.  THE PROXY IS REVOCABLE
                   AT ANY TIME PRIOR TO ITS USE.

                    GAYLORD CONTAINER CORPORATION

                          PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS

                          February 8, 1995


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gaylord Container Corporation (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at 10:00 a.m. Chicago time on February 8, 1995 at 520 Lake Cook Road, Deerfield, Illinois 60015 and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted FOR the election of the nominees named herein as directors, FOR the proposal to increase the number of shares available under the Gaylord Container Corporation 1989 Long-Term Incentive Plan (the "1989 Plan"), FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors and on any other business as may properly be brought before the annual meeting and any adjournment or adjournments thereof, at the discretion of the proxy holders. Any stockholder submitting a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

     Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

     The Company's principal executive offices are located at 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015 (telephone 708-405-5500). It is expected that proxy materials will be mailed to stockholders on or about December 28, 1994.


                SHARES OUTSTANDING AND VOTING RIGHTS

     Only stockholders of record at the close of business on December 16, 1994 are entitled to vote at the annual meeting of stockholders. The Company has two classes of common stock, Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common") (together, "Common Stock"), and two classes of directors, Class A Directors and Class B Directors. The Company's three Class A Directors, Frank E. Babb, Norman H. Brown Jr. and Harve
A. Ferrill, have served as directors since November 2, 1992 and do not stand for annual re-election. Under the Company's Restated Certificate of Incorporation, they or their duly appointed replacements will serve as Class A Directors until the earlier of July 31, 1996 or such time as the Company has no Warrants outstanding (as defined in the Company's Restated Certificate of Incorporation). The Company's eight Class B Directors are elected by holders of Class A Common and holders of Class B Common, voting together as a single class, with such holders entitled to one vote per share and 10 votes per share, respectively.

     Except as otherwise required by the Company's Restated Certificate of Incorporation or by applicable law, holders of Class A Common and Class B Common vote together as a single class on all matters and are entitled to one vote per share and 10 votes per share, respectively. Accordingly, Proposals 2 and 3 herein require the affirmative vote of a majority of the combined voting power of the Company's Common Stock represented at the annual meeting.

     In connection with the Company's financial restructuring completed in November 1992, the Company issued warrants to obtain Class A Common and simultaneously issued the shares of Class A Common obtainable upon the exercise of all such warrants to a warrant trustee (the "Warrant Trustee") which holds such shares (the "Trust Stock") in trust for the benefit of the holders of the warrants, pending any exercise, or for the benefit of the Company, pending any redemption or exchange of the warrants.

     The Warrant Trustee will vote, and has appointed the Secretary of the Company as its proxy to vote, all shares of Trust Stock then held by the Warrant Trustee in proportion to all other votes by holders of the Company's Common Stock (accounting for the disparate voting power between the two classes of Common Stock, if applicable) except upon any vote of the Company's stockholders required by law or the Company's Restated Certificate of Incorporation in connection with a change of control (as defined in the trust agreement) and except in connection with the election of Class A Directors by the holders of Class A Common required in the event of the death, resignation or removal of all of such directors or pursuant to Section 223(d) of the General Corporation Law of the State of Delaware. With respect to such exceptions, each record holder of warrants will be permitted to instruct the Warrant Trustee to vote the shares of Trust Stock underlying such warrants and the Warrant Trustee will vote the shares of Trust Stock then held by the Warrant Trustee in accordance with, and only in accordance with, such instructions which are reasonably satisfactory to the Warrant Trustee.

     Mid-America Group, Ltd. ("MAG") beneficially owns more than 81 percent, and the Company's executive officers and directors, as a group, beneficially own or control more than 92 percent, of the outstanding Class B Common, which ownership gives MAG sufficient voting power acting alone to elect all Class
B directors, to approve Proposals 2 and 3 herein and to approve or disapprove any other business that may properly be presented at the meeting on which the Class A Common and Class B Common vote together as a single class. As of December 16, 1994, there were outstanding 48,510,364 shares of Class A Common, including 31,845,533 shares of Trust Stock held by the Warrant Trustee, 31,845,533 warrants to obtain Class A Common and 5,266,273 shares of Class B Common.


PROPOSAL 1

                       ELECTION OF DIRECTORS

     Eight Class B Directors are to be elected at the meeting. Each Class B Director is to be elected to hold office until the 1996 Annual Meeting of Stockholders or until his successor is elected and qualified. All of the nominees are serving as directors of the Company as of this date and were recommended to the Board of Directors by the Nominating Committee.

     Unless otherwise instructed, signed proxies that are returned will be voted for election of all nominees, provided that if any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion.


          NOMINEES FOR ELECTION AT THE 1995 ANNUAL MEETING

  Nominees for Class B Director

     JOHN E. GOODENOW. Mr. Goodenow has served as a director of the Company since November 1992. Mr. Goodenow has served as President and Chief Executive Officer of Goodenow Bancorporation since 1979. Mr. Goodenow also serves as a director of Bank Midwest (Okoboji, Iowa), Bank Midwest (Minnesota, Iowa), and Jackson Bancorporation (Fairmont, Minnesota), each a private banking corporation. Member, Compensation and Stock Option Committee. Age 59.

     DAVID B. HAWKINS. Mr. Hawkins has served as a director of the Company since November 1986. He served as President or Executive Vice President and a director of MAG, a real estate investment company, from 1977 to 1993 and since then as Vice Chairman and a director of MAG. Member, Nominating Committee. Age 60.

     JOHN HAWKINSON. Mr. Hawkinson has served as a director of the Company since February 1987. He also served as a director of Kansas City Southern Industries, Inc., a diversified railroad holding company from 1967 to 1993. He is the former Chairman and President and a former director of Kemper Financial Services, Inc. and the former President and a former director of Kemper Group Funds. He served as a director of Ryder System, Inc., a truck leasing and services company, from 1978 to 1988 and of ALC Communications, Inc., a long-distance telephone carrier, from 1986 to 1988. Chairman, Audit Committee; member, Compensation and Stock Option Committee. Age 82.

     WARREN J. HAYFORD. Mr. Hayford served as President, Chief Operating Officer and a director of the Company from its organization in 1986 through August 1988 and served as Vice Chairman and a director from that time until his retirement as Vice Chairman effective December 31, 1992. He continues to serve as a director. Mr. Hayford has served as Chairman and director of Brockway Standard Holdings Corporation, a privately held manufacturer of metal containers, since its formation in 1989. From 1982 through 1984, he was President and a director of GenCorp Inc. (formerly General Tire Corp.), a diversified manufacturer, and from 1979 to 1982, served as President and a director of Navistar International Corporation, ("Navistar"), a manufacturer of trucks. Prior thereto, Mr. Hayford served as Executive Vice President and a director of The Continental Group, Inc., a diversified manufacturing and services company. Mr. Hayford serves as a director of System Software Associates, Inc., a developer and marketer of business application software packages, and formerly served as a director of Brockway Incorporated, a glass, plastic and metal container manufacturer. Chairman, Nominating Committee. Age 65.

     RICHARD S. LEVITT. Mr. Levitt has served as a director of the Company since October 1987. He is currently Chairman of Nellis Corporation, a private capital management company. He served from 1983 to 1987 as Vice Chairman and Chief Operating Officer of the Specialized Financial Group of Norwest Corporation, a bank holding company. From 1979 to 1983, Mr. Levitt served as Chairman of the Board, President and Chief Executive Officer of Norwest Financial Services, Inc., a financial services company (formerly Dial Corporation), which became a wholly owned subsidiary of Norwest Corporation on August 31, 1982. Mr. Levitt is a director of Norwest Corporation, Norwest Bank Iowa, N.A., Meredith Corporation, a communications company and the Northwest Area Foundation, a charitable foundation. Chairman, Compensation and Stock Option Committee; member, Audit Committee. Age 64.

     RALPH L. MacDONALD JR. Mr. MacDonald has served as a director of the Company since May 1994, when he was appointed to replace Vernon E. Faulconer, who resigned in February 1994 for personal reasons. Mr. MacDonald is a principal of Island Capital Corporation ("Island Capital"), a private investment company. He was formerly Managing Director and member of the Management Committee of Bankers Trust Company and its parent, Bankers Trust New York Corporation, which he joined in 1964 and served in various capacities until his resignation in March 1992 to co-found Island Capital. Mr. MacDonald also serves as a director of Hercules, Inc., a specialty chemical and aerospace concern, and United Meridian Corporation, an oil and gas company. Member, Compensation and Stock Option Committee. Age 52.

     MARVIN A. POMERANTZ. Mr. Pomerantz has served as Chairman, Chief Executive Officer and a director of the Company since its organization in 1986. Since 1980, Mr. Pomerantz has served as Chairman or President and a director of MAG. From 1980 to 1982, he served as President of the Diversified Group, and later as Executive Vice President of Navistar.
Mr. Pomerantz formerly served as President of the Board of Regents for the state universities in Iowa and on the board of directors of Stone Container Corporation, a manufacturer of packaging products. He currently serves on the Board of Directors and the Executive Committee of the American Forest & Paper Association. Age 64.

     THOMAS H. STONER. Mr. Stoner has served as a director of the Company since February 1993. He served from 1965 to 1993 as Chairman and Chief Executive Officer of Stoner Broadcasting Systems, Inc., a privately owned broadcast communications company ("SBI"), and now serves as Chairman of the Executive Committee of American Radio Systems, Inc., into which SBI merged in 1993. Since January 1994 he has been Chairman of the Chesapeake Bay Foundation, a charitable foundation, after having served on the Board of Trustees since 1989. From 1965 to 1991 he served as Chairman of the Stoner McCray System, Inc., a privately owned real estate development company, and from 1985 to 1989 he served as a director of Annapolis Banking & Trust Company, an affiliate of Mercantile Bankshares Corporation, a publicly traded banking company. Member, Nominating Committee. Age 59.

     The Board of Directors recommends a vote FOR each Class B Director nominee.

          CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING


  Class A Directors

     FRANK E. BABB. Mr. Babb has served as a director of the Company since November 1992. He has been Chairman of Automated Computer Business Systems, Inc., a private electronic marketing company, since 1993, and of The Shoals Company, a family asset management firm, since 1991. Since 1991 Mr. Babb has served as counsel to McDermott, Will & Emery, a national law firm. He served as a member of the Management Committee and from 1978 through 1984 as Chairman of the Finance Committee of McDermott, Will & Emery, where he was a partner until 1990. Mr. Babb is a director of International Research and Development Corporation, a toxicology testing and cosmetics company, and TerraTek, Inc., a geo-science company. Member, Nominating Committee.
Age 62.

     NORMAN H. BROWN JR. Mr. Brown has served as a director of the Company since November 1992. He has been a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking and brokerage firm, since June 1985. He was a Senior Vice President of Oppenheimer & Co., an investment banking firm, from 1983 to 1985 and was a Senior Vice President at E.F. Hutton, an investment banking firm, from 1979 to 1983. Member, Audit Committee. Age 47.

     HARVE A. FERRILL. Mr. Ferrill has served as a director of the Company since November 1992. He has served as Chairman and Chief Executive Officer of Advance Ross Corporation since October 1992 and had been President and Chief Executive Officer since November 1990. Advance Ross Corporation's primary business is Europe Tax-Free Shopping AB, the world's largest refunder of value-added taxes. Advance Ross also operates PPC Industries, which designs, manufacturers and installs electrostatic precipitators for industrial pollution control applications. He has served as Chairman of the board of directors of GeoWaste Incorporated, a publicly traded waste management company, since August 1991. Mr. Ferrill has also served as President of Ferrill-Plauche Co., Inc., a private investment company, since November 1982. He served from 1984 through 1989 as Chairman of the board of directors and Chief Executive Officer of Efficient Health Systems, Inc., a private health care cost containment company. He served from 1983 through 1989 as a director of Laidlaw Industries, Inc., a waste management company. Member, Audit Committee. Age 61.


                MEETINGS AND COMMITTEES OF THE BOARD

     The Company's Board of Directors (the "Board") held four meetings during fiscal 1994 and the various committees of the Board held a total of four meetings. During fiscal 1994, each Board member attended 100 percent of the meetings of the Board and 100 percent of the meetings of the committees of which he is a member.

     Directors who are not current employees of the Company (the "Outside Directors") receive an annual fee of $18,000 ($26,000, effective January
1995) plus an attendance fee of $1,000 for each meeting of the Board. In addition, each Outside Director is paid an annual fee of $3,500 ($5,000, effective January 1995) for each committee chaired, plus a fee of $1,000 per committee meeting attended. During fiscal 1994, no director fees were paid to Mr. Pomerantz. All directors are reimbursed for expenses incurred as a director.

     The Board, pursuant to its powers, has designated certain committees of the Board, including a Compensation and Stock Option Committee (the "Compensation Committee"), an Audit Committee and a Nominating Committee, the functions of which are described below.

     The Compensation Committee is responsible for establishing and maintaining employee benefit programs, plans and trusts, including incentive compensation programs, and the administration and grant of stock-based awards under the Company's 1987 Key Employee Stock Option Plan (the "1987 Plan") and 1989 Plan. The Compensation Committee met twice in fiscal 1994.

     The Audit Committee's functions include making recommendations to the Board on the selection of the Company's independent auditors, reviewing the scope of the independent auditors' examination and meeting with the independent auditors, internal auditors, the Board and certain officers and employees of the Company to review the adequacy of internal controls. The Audit Committee held two meetings in fiscal 1994.

     The Nominating Committee's responsibilities include recommending candidates for election to the Board or to fill vacancies and reviewing the performance of Board members. The Nominating Committee, established in May 1994, met for the first time in November 1994. The Nominating Committee will consider a director nominee recommended by a stockholder, if written notice of such recommendation is delivered by registered mail to the Secretary of the Company not less than 90 nor more than 120 days before a meeting of stockholders at which directors are to be elected. A recommendation must be accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is desirous of being considered as a nominee, and if nominated and elected, he or she will serve as a director. Such a recommendation by a stockholder does not guarantee that the Nominating Committee will propose any such nominee to the Board.


PROPOSAL 2

            INCREASE IN THE NUMBER OF SHARES OF CLASS A
                COMMON AVAILABLE UNDER THE 1989 PLAN

General

     The Board has approved and recommends that the stockholders approve an increase in the number of shares of Class A Common authorized to be issued under the 1989 Plan from 1,679,833 to 2,279,833. The additional
600,000 shares would be used for grants of incentive options under
Section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock or stock-based awards as provided by the 1989 Plan. The 1989 Plan is currently qualified pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, and stockholder approval of the increase in the number of shares authorized to be issued under the 1989 Plan is being sought in order for the 1989 Plan, as amended, to remain qualified under such Rule 16b-3. The following summary of the material provisions of the 1989 Plan is qualified by reference to the full text of the 1989 Plan, a copy of which may be obtained at no charge upon written request to the Secretary of the Company.

Term

     The 1989 Plan commenced on January 1, 1989 and will terminate on December 31, 1998 unless sooner terminated by the Board. Termination of the 1989 Plan will not affect grants made prior to termination, but no grants will be made after termination.

Administration

     The 1989 Plan is administered by a committee appointed by the Board
(the "Committee") composed of three or more persons not eligible to receive awards under the 1989 Plan. The 1989 Plan is currently being administered by the Compensation Committee.

     Subject to the terms of the 1989 Plan, the Committee has authority to
(i) select employees to participate in the 1989 Plan, (ii) determine the form of grants, and the conditions and restrictions, if any, subject to which grants will be made and become payable under the 1989 Plan, (iii) construe and interpret the 1989 Plan and (iv) adopt, amend or rescind such rules and regulations, and make such other determinations for carrying out the 1989 Plan, as the Committee deems necessary or appropriate.

Eligibility

     Officers and key employees of the Company and its subsidiaries selected by the Committee may participate in the 1989 Plan. During the term of the Company's Shareholder Value Plan the Company's executive officers are not eligible to participate in the 1989 Plan or the 1987 Plan. Selection for participation with respect to one form of award under the 1989 Plan does not automatically result in selection for participation with respect to other forms of awards under the 1989 Plan unless such result is specified by the Committee or by the terms of the 1989 Plan. As of December 16, 1994, approximately 250 employees were participants or eligible to participate in the 1989 Plan.

Securities Subject to the 1989 Plan

     Upon approval of Proposal 2, the 1989 Plan will permit awards relating to up to 2,279,833 shares of Class A Common. The shares to be delivered under the 1989 Plan may consist, in whole or in part, of authorized but unissued Class A Common or treasury Class A Common not reserved for any other purpose. If any grant made pursuant to the 1989 Plan terminates, expires or lapses for any reason, any shares of Class A Common subject to such grant shall again be made available for grant unless, in the case of stock options granted under the 1989 Plan, related stock appreciation rights are exercised. In the event of any changes in the Class A Common, such as stock splits or other similar events described in the 1989 Plan, the Committee may make appropriate adjustments in the number of shares subject to grants theretofore made to participants, in the exercise price per share of stock options theretofore granted to participants and in the number and kinds of shares which may be distributed under the 1989 Plan. Based on the closing price of $7.88 per share for the Company's Class A Common on December 16, 1994, the aggregate market value of 2,279,833 shares of Class A Common is approximately $18 million.

Effect of Termination of Employment or Change in Control on Grants

     The rights of participants with respect to grants under the 1989 Plan following termination of employment for any reason or a change in control of the Company (as defined in the 1989 Plan) shall be in accordance with the terms of the 1989 Plan and rules established by the Committee.

Stock Options

     The 1989 Plan authorizes grants of stock options to participants from time to time as determined by the Committee. The Committee shall specify whether or not any option is intended to be an incentive stock option described in Section 422 of the Internal Revenue Code. Options that are not incentive stock options are referred to as nonqualified stock options. All stock options shall have an exercise price that is not less than the fair market value of the Class A Common at the time the option is granted, and none may be exercised more than 10 years and one day from the date of grant. The Committee may establish dates on which installment portions of any option may be exercised during its terms, and may accelerate the time at which installment portions of an outstanding option may be exercised.

     Payment for shares received upon exercise of a stock option may be made in cash, in shares of Class A Common, in a combination of cash and shares, by delivery of the optionee's promissory note or in such other manner as determined by the Committee.

Stock Appreciation Rights

     The 1989 Plan authorizes the Committee to affix stock appreciation rights ("SARs") to stock options either at the time the option is granted or at any date (prior to the option expiration ) thereafter. SARs give an option holder the right to surrender all or a portion of the option and receive from the Company a payment, in shares of Class A Common Stock, cash or a combination thereof, equal to the difference between the option exercise price and the fair market value at the time of surrender. SARs are exercisable only to the extent that the related options are exercisable. The exercise of any option will result in an immediate forfeiture of its related SAR, and the exercise of an SAR will cause an immediate forfeiture of its related option. No SARs have been granted.

Stock Indemnification Rights

     The 1989 Plan authorizes the Committee to grant stock indemnification rights ("SIRs") to optionees who are officers of the Company and subject to
Section 16(b) of the Exchange Act. Section 16(b) has the effect of making it impractical for an officer, among others, to sell any Class A Common within six months before or after the grant of an option. (For purposes of this discussion of SIRs, the Section 16(b) six-month period is referred to as the "Holding Period."). An SIR, if awarded, shall provide that if at the end of the Holding Period the shares acquired in the exercise are sold, the Company shall pay the optionee in cash an amount equal to the amount, if any, by which the fair market value of Class A Common on the date of exercise exceeds the greater of (i) the net sale price received by the optionee or (ii) the purchase price paid for the shares on the date the option was exercised.

     The Committee has full discretion in awarding SIRs and in imposing such other terms and conditions on them as the Committee deems appropriate, except that an SIR and an SAR shall not be awarded with respect to the same option. SIRs may be granted at the same time options are awarded or at a later date. No SIRs have been granted.

 Restricted Stock

     Shares of restricted Class A Common may be awarded to participants from time to time as determined by the Committee under the 1989 Plan. The Committee will determine the restrictions on such shares, the duration of such restrictions and any circumstance under which restricted shares will be forfeited. Participants will be required to deposit the shares with the Company during the period of any restriction thereon and, except as otherwise provided by the Committee, during any such period of restriction participants shall have all of the rights of a holder of Class A Common, including but not limited to the rights to receive dividends and to vote.

Performance Awards

     The 1989 Plan permits grants of performance awards to participants from time to time as determined by the Committee. Performance awards may include fixed dollar amount target grants, performance units and performance shares. The value of a performance unit granted under the 1989 Plan shall be determined by the Committee at the time of grant, while the value of a performance share shall be equal to the market value of a share of Class A Common.

     The Committee will establish the time periods over which performances will be measured (the "performance cycle") and the performance goals for each performance cycle. The value of a performance award or the portion of a performance award that is actually earned by participants, or both, shall be determined by the Committee based upon the extent to which the performance goals are attained. Performance goals may include financial or operating measures of the Company (such as return on equity, return on assets or return on investment) or of a specific division or operating unit and may be based on performance relative to a peer group as determined by the Committee. Payment of earned performance awards may be made to participants in cash, shares of Class A Common or a combination thereof, as determined by the Committee. No performance awards have been granted.

Federal Income Tax Consequences

     The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, SIRs, restricted stock and performance awards. The rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to the Company and to individuals who are citizens or residents of the United States. The discussion does not address the state, local or foreign income tax rules relevant to stock options, SARs, SIRs, restricted stock and performance awards.

     Incentive Stock Options. An optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the share of the Class A Common on the date of exercise over the option exercise price of the option may be included in alternative minimum taxable income which may subject the optionee to the alternative minimum tax. An optionee may be required to pay an alternative minimum tax even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax.

     If an optionee holds the Class A Common acquired upon exercise of the incentive stock option for at least two years from the date of grant and at least one year following exercise (the "Statutory Holding Periods"), the optionee's gain, if any, upon a subsequent disposition of such Class A Common is taxed as long-term capital gain. The net capital gain of an individual taxpayer is subject to a maximum tax rate of 28 percent.

     If an optionee disposes of Class A Common acquired pursuant to the exercise of an incentive stock option before satisfying the Statutory Holding Periods (a "Disqualifying Disposition"), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the Class A Common on the exercise date over (2) the exercise price. The balance of the gain realized on such a disposition, if any, is long-term or short-term capital gain depending on whether the Class A Common has been held for more than one year following exercise of the incentive stock option.

     Special rules apply for determining an optionee's tax basis in and holding period for Class A Common acquired upon the exercise of an incentive stock option if the optionee pays the exercise price of the incentive stock option in whole or in part with previously owned shares of Class A Common. Under these rules, the optionee does not recognize any income or loss from the delivery of shares of Class A Common (other than shares previously acquired through the exercise of an incentive stock option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee's tax basis in and holding period for the newly acquired shares of Class A Common are determined as follows: as to a number of newly acquired shares equal to the previously owned shares delivered, the optionee's basis in and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously owned shares carry over to the newly acquired shares on a share-for-share basis; as to each remaining newly acquired share, the optionee's basis is zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly acquired shares) and the optionee's holding period begins on the date after such share is transferred. Under proposed regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

     If an optionee pays the exercise price of an incentive stock option in whole or in part with previously owned shares that were acquired upon the exercise of an incentive stock option and that have not been held for the Statutory Holding Periods, the optionee recognizes compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The optionee may increase his or her basis in the shares received in an amount equal to the compensation income he or she recognizes.

     The Company is not entitled to any deduction with respect to the grant or exercise of an incentive stock option or the subsequent disposition by the optionee of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, the Company is entitled to a deduction in the year the optionee disposes of the Class A Common in an amount equal to the optionee's compensation income.

     Nonqualified Stock Options. An optionee does not recognize taxable income upon the grant of a nonqualified stock option. At the time of exercise, however, the optionee generally recognizes compensation income equal to the difference between the exercise price and the fair market value of the shares of Class A Common on the date of exercise. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the optionee.

     When an optionee disposes of shares of Class A Common received upon the exercise of a nonqualified stock option, the optionee recognizes capital gain or loss equal to the difference between the sales proceeds received and the optionee's basis in the shares sold. The optionee's capital gain is long-term or short-term, depending upon whether the shares sold were held for more than one year. The Company does not receive a deduction for any capital gain recognized by the optionee.

     If an optionee pays the exercise price of a nonqualfied stock option entirely in cash, the optionee's tax basis in the shares of Class A Common received equals the shares' fair market value on the exercise date, and the optionee's holding period begins on the day after the exercise date. If, however, an optionee pays the exercise price of a nonqualified stock option in whole or in part with previously owned shares of Class A Common, then the optionee's tax basis in and holding period for the newly acquired shares are determined as follows: as to a number of newly acquired shares equal to the number of previously owned shares delivered, the optionee's basis in and holding period for the previously owned shares carry over to the newly acquired shares on a share-for-shares basis; as to each remaining newly acquired share, the optionee's basis equals the share's value on the exercise date, and the optionee's holding period begins on the day after the exercise date.

     In the case of an optionee subject to six-month short-swing profit liability under Section 16(b) of the Exchange Act (typically, executive officers, directors and major stockholders of the Company), the optionee's compensation income equals the excess of the fair market value of the shares acquired over the option exercise price. However, such excess is determined by using the fair market value on the later of the date of exercise or the date six months after the date of grant unless such optionee elects to be taxed based on the fair market value of the shares on the date of exercise by filing an election with the IRS within 30 days after the exercise date.

     Stock Appreciation Rights. A participant who is granted an SAR recognizes no income upon the grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to the sum of any cash received and the fair market value of any shares of Class A Common received. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Stock Indemnification Rights. A participant who is granted an SIR recognizes no income upon the grant of the SIR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received in respect of the SIR. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Restricted Stock. A participant who is granted restricted stock may make a Section 83 election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of Class A Common granted will be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if a participant makes a Section 83(b) election and later forfeits the shares of Class A Common subject to the election, he or she does not receive a deduction as a result of such forfeiture.

     If a participant does not make a Section 83(b) election with respect to restricted shares, he or she recognizes compensation income on the date the restrictions lapse equal to the fair market value of the shares on that date, and his or her holding period begins on the day after that date. Upon a later sale or exchange of the shares, the participant recognizes capital gain or loss (long-term or short-term depending upon whether he has held the shares for more than one year) equal to the difference between the proceeds received and the value of the shares on the date the restrictions lapsed.
Any dividends a participant receives with respect to shares which are subject to restrictions and with respect to which no Section 83(b) election has been made are treated as additional compensation income.

     Any compensation income a participant recognizes from a grant of restricted stock is subject to income and employment tax withholding. The Company is entitled to an income tax deduction for any compensation income taxed to the participant.

     Performance Awards. The grant of a performance award does not generate taxable income to the participant or an income tax deduction to the Company. Any cash and the fair market value of any shares of Class A Common received as payment in respect of a performance award constitute compensation income to the participant. The participant's income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant.

     Payment of Withholding Taxes. The Company has the power to withhold, or to require a participant to remit to the Company, an amount sufficient to satisfy any Federal, state, local or foreign withholding tax requirements on any grant or exercise made pursuant to the 1989 Plan. However, to the extent permissible under applicable tax, securities and other laws, the Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering to the Company shares of Class A Common previously owned by the participant, or by directing the Company to apply shares of Class A Common to which the participant it entitled as a result of the exercise of any option or the lapse of a period of restriction, to satisfy such requirement.

     The Board of Directors recommends a vote FOR this proposal.


PROPOSAL 3

                   INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to act as the Company's independent auditors in fiscal 1995. Representatives of Deloitte & Touche LLP will be present at the 1995 Annual Meeting of Stockholders; they will have the opportunity to make a statement, if they desire to do so; and they will be available to respond to appropriate questions. Stockholders are being asked to approve the selection of Deloitte & Touche LLP as the Company's independent auditors.

     The Board of Directors recommends a vote FOR this proposal.

                            OTHER BUSINESS


     The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. If other matters are presented for a vote, however, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

           INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's Common Stock and warrants to obtain Class A Common as of December 16, 1994 by (i) each stockholder known by the Company to own beneficially more than 5 percent of such outstanding class of Common Stock (ii) each director, named executive officer (as defined below) and nominee of the Company and (iii) all officers and directors of the Company as a group. The numbers and percentages of Class A Common include Trust Stock held by the Warrant Trustee but do not include the outstanding Class B Common which is convertible into Class A Common. To the knowledge of the Company, each stockholder has sole voting and investment power as to the shares owned unless otherwise noted. The address of all directors and executive officers is the address of the Company.

                                                                                   Warrants To Obtain
                             Class A Common Stock       Class B Common Stock      Class A Common Stock
                            -----------------------   -----------------------   ------------------------
                                            Percent                Percent      Number      Percent
                            Number         Of Class   Number      Of Class      Of           Of Class
                            Of Shares   Outstanding*  Of Shares   Outstanding*  Warrants   Outstanding*
                            ----------  -----------   ----------  -----------   ---------  -----------
Marvin A. Pomerantz
 and MAG(1)                   215,000         -        4,279,942      81.3%          0           -
 4700 Westown Parkway
 West Des Moines, IA 50625
Warren J. Hayford(2)        1,314,550        2.7%        514,518       9.8%          0           -
Frank E. Babb                   5,000         -                0        -        3,000           -
Norman H. Brown Jr.                 0         -                0        -       10,000           -
Harve A. Ferrill               10,000         -                0        -            0           -
John E. Goodenow(3)            31,000         -                0        -       10,000           -
David B. Hawkins(4)            26,200         -                0        -            0           -
John Hawkinson(4)(5)           54,245         -                0        -       13,857           -
Richard S. Levitt(4)(6)        74,200         -                0        -            0           -
Ralph L. MacDonald Jr.         20,000         -                0        -            0           -
Thomas H. Stoner                    0         -                0        -            0           -
Dale E. Stahl                 211,648         -                0        -       25,000           -
Daniel P. Casey(7)            113,200         -           59,411       1.1%     15,000           -
Lawrence G. Rogna(8)           77,500         -                0        -       15,800           -
All officers and
 directors as a
 group (26 persons)(9)      2,618,336        5.4%      4,853,871      92.2%    375,407          1.2%

*    Percentages less than 1 percent have been omitted.

(1) MAG is owned by Mr. Pomerantz, his wife and trusts for the benefit of their children. Mr. Pomerantz does not own directly any of these shares except for 5,000 shares of Class A Common held in his own name. Mr. Pomerantz disclaims beneficial ownership of shares held by MAG and attributable to his wife and the trusts.

(2) The shares shown as beneficially owned by Mr. Hayford include 64,143 shares of Class A Common and 12,143 shares of Class B Common owned directly by trusts for the benefit of his grandchildren, 1,853 shares of Class A Common and 216,643 shares of Class B Common owned directly by his wife and 50,000 shares of Class A Common owned by a charitable family foundation. Mr. Hayford disclaims beneficial ownership of shares held by the trusts, his wife and the foundation.

(3) The shares shown as beneficially owned by Mr. Goodenow include 2,000 shares owned directly by his wife and 24,000 shares owned directly by Goodenow Bancorporation, a family owned corporation. Mr. Goodenow disclaims beneficial ownership of such shares.

(4) Messrs. Hawkins, Hawkinson, and Levitt each own options to purchase 24,200 shares of the Company's Class A Common, which options were granted pursuant to the Company's Outside Director Stock Option Plan ("Director Option Plan"). Although none of such options have been exercised, the shares of Class A Common shown as beneficially owned by each of them include 100 percent of such options, all of which are currently exercisable.

(5) The shares shown as beneficially owned by Mr. Hawkinson include 2,000 shares owned directly by his wife and 758 shares and 3,857 warrants owned by a trust for the benefit of his wife. Mr. Hawkinson disclaims beneficial ownership of such shares and warrants.

(6) The shares shown as beneficially owned by Mr. Levitt include 50,000 shares owned by a trust for the benefit of his wife. Mr. Levitt disclaims beneficial ownership of such shares.

(7) The shares shown as beneficially owned by Mr. Casey include 9,360 and 6,000 shares of Class A Common owned by his wife and children, respectively. Mr. Casey disclaims beneficial ownership of such shares.

(8) The warrants shown as benefically owned by Mr. Rogna include 2,800 owned by his wife. Mr. Rogna disclaims beneficial ownership of such warrants.

(9) The number and percentage of shares of Class A Common owned by the persons named in the table and all officers and directors as a group include the 648,059 shares that such persons and group may obtain upon the exercise of stock options exercisable currently or within 60 days of December 16, 1994.


                       EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to compensation of the Company's chief executive officer and the Company's other executive officers (the "named executive officers") earned for the fiscal years ended September 30, 1992, 1993 and 1994.

                                                                       Long-Term Compensation
                                                                   ------------------------------
                                                                        Awards
                                       Annual Compensation         ---------------------  Payouts
                                   -----------------------------   Restricted             -------
                                                   Other Annual       Stock                LTIP     All Other
     Name and            Fiscal    Salary   Bonus   Compensation     Awards    Options/   Payouts  Compensation
 Principal Position       Year      ($)      ($)       ($)(1)         ($)       SARs(#)   ($)(2)   ($)(3)(4)(5)
- --------------------     ------    -------- ------ -------------   ----------  ---------  -------- ------------
Marvin A. Pomerantz       1994     600,000       0         -              0           0     682,100    33,500
(Chairman and Chief       1993     570,000       0      60,600            0           0           0    22,800
Executive Officer)        1992     480,000       0         -              0           0           0     9,200

Dale E. Stahl             1994     333,000  87,000         -              0           0     272,800    16,900
(President and Chief      1993     303,400       0         -              0      30,000           0    12,200
Operating Officer)        1992     267,700       0         -              0      30,000           0   495,900

Daniel P. Casey           1994     313,000  82,000         -              0           0     272,800    16,400
(Executive Vice           1993     283,900       0         -              0      30,000           0    11,500
President)                1992     246,000       0         -              0      30,000           0   448,900

Lawrence G. Rogna         1994     211,000  43,000         -              0           0     136,400     9,300
(Senior Vice President)   1993     194,200       0         -              0      15,000           0     8,400
                          1992     175,100       0         -              0      15,000           0   253,800

(1) Includes $50,000 country club initiation fee paid in 1993 on behalf of Mr. Pomerantz.

(2) Amounts shown are awards for calendar 1993 payable in fiscal 1994 under the Company's Shareholder Value Plan, in which only the named executive officers are eligible to participate. Payment of a portion of such awards is contingent upon the price of the Company's Class A Common remaining at certain levels. See Compensation Committee Report on Executive Compensation. Awards for calendar 1994 payable in fiscal 1995 are not determinable as of the date of this proxy statement.

(3) Includes for 1993 and 1994 employer contributions to the Company's 401(k) Plan on behalf of Messrs. Pomerantz, Stahl, Casey and Rogna of $9,200 and $4,500; $9,700 and $4,500; $9,700 and $4,800; and $8,400 and
     $5,400, respectively.

(4) Includes for 1993 and 1994 cash payments in lieu of Company contributions which could not be made because of Internal Revenue Code limitations to Messrs. Pomerantz, Stahl, Casey and Rogna of $13,600 and $29,000; $2,500 and $12,400; $1,800 and $11,600; and $0 and $3,900,
     respectively.

(5) Includes for 1992 payments made under the Company's Key Performance Compensation Plan ("KPCP") to Messrs. Pomerantz, Stahl, Casey and Rogna of $0, $470,000, $425,000 and $240,000, respectively. No further amounts are payable under the KPCP.

                Option/SAR Grants in Last Fiscal Year

     The named executive officers are not be eligible for stock grants during the term of the Shareholder Value Plan and, therefore, no stock options or SARs were granted to the named executive officers in fiscal 1994 under any stock option plan sponsored by the Company.

     The following table shows information concerning the exercise of options by the named executive officers in fiscal 1994 and the value of options held by the named executive officers at the end of fiscal 1994.

       Aggregated Option Exercises in Last Fiscal Year and Year-End Option/SAR Values

                                                                                     Value
                                                            Number of        of Unexercised
                                                           Unexercised        In-the-Money
                                                        Options/SARs at       Options/SARS
                                                           FY-End(#)          at FY-End($)
                       Shares Acquired    Value             Exercisable/      Exercisable/
Name                     on Exercise    Realized($)      Unexercisable(1)  Unexercisable(2)
- --------------------   ---------------  -----------     -----------------  -----------------
Marvin A. Pomerantz               0           0                 0/0               0/0
Dale E. Stahl                     0           0           147,148/30,000    717,214/167,500
Daniel P. Casey                   0           0            50,000/30,000    251,875/167,500
Lawrence G. Rogna                 0           0            35,000/15,000    173,437/83,750

(1)  Options only are included.  No SAR grants have been made.
(2) The closing price of the Company's Class A Common on September 30, 1994 was $8.50.

                         EXECUTIVE OFFICERS


     MARVIN A. POMERANTZ.  See Nominees for Election at the 1995
Annual Meeting.

     DALE E. STAHL.  Mr. Stahl has served as President and Chief
Operating Officer of the Company since August 1988. From March 1988 through August 1988, Mr. Stahl served as Vice President of the Company. From 1978 to 1988, he was employed by Union Camp Corporation, an integrated paper packaging manufacturer, starting in sales and ultimately being promoted to Vice President-General Manager of the container division. Age 47.

     DANIEL P. CASEY.  Mr. Casey has served as Executive Vice
President of the Company since February 1990. From July 1988 through February 1990, Mr. Casey served as Senior Vice President-Financial and Legal Affairs of the Company and from January 1988 through June 1988 in the same position for each of the Company and Mid-America Packaging, Inc., which merged with the Company in June 1988. From March 1987 through January 1988, Mr. Casey served as Vice President-Financial and Legal Affairs for each of the Company and Mid-America. Age 52.

     LAWRENCE G. ROGNA. Mr. Rogna has served as Senior Vice President of the Company since February 1990. From December 1988 through February 1990, Mr. Rogna served as Vice President-Human Resources of the Company. From 1981 to 1988 he was employed by Rohr Industries, Inc., a manufacturer of components for aircraft and space vehicles, where he served as Vice President, Human Resources from 1983 to 1988. Age 48.


                       EMPLOYMENT AGREEMENTS

     The Company has entered into an Employment Agreement with Mr. Pomerantz dated as of January 1, 1993. The employment agreement is for a term of five years, commencing January 1, 1993. The employment agreement provides for an annual base salary of no less than $600,000, participation in the Shareholder Value Plan and participation in all salaried employee benefit plans and programs of the Company. The employment agreement provides Mr. Pomerantz with supplemental annual retirement income payments commencing on the later of December 31, 1997 or the date of retirement equal to 50 percent of his average base salary and bonus for the four highest years of service with the Company, less primary Social Security benefits and any amounts payable under the Company's pension plan. Early retirement reductions are included under the supplemental retirement plan. During the term of his employment agreement, Mr. Pomerantz will not be eligible for any stock option or restricted stock grants or to participate in the Company's Management Incentive Plan.

     In the event that Mr. Pomerantz's employment is terminated as a result of his disability, Mr. Pomerantz will be entitled to receive his base salary for twelve months after such termination. In the event that Mr. Pomerantz's employment is terminated as a result of his death, his estate will be entitled to receive his base salary which is then accrued and unpaid. In the event that Mr. Pomerantz's employment is terminated by the Company for any other reason other than Serious Misconduct (as defined below) or by Mr. Pomerantz for Good Reason (as defined below), he will be entitled to receive his full compensation for the balance of the term of the employment agreement. For purposes of the employment agreement, "Good Reason" means Mr. Pomerantz's resignation due to substantial diminution of his duties, a reduction of his perquisites, a change in principal office location or a material uncured breach by the Company of the employment agreement, and "Serious Misconduct" means embezzlement or misappropriation of Company funds, commission of a felony, willful disregard for his duties, violation of any duty of loyalty, repeated acts causing public disgrace to the Company, disclosure of the Company's confidential information, or engaging in competition with the Company at any time before the sixth anniversary of the commencement of the Employment Agreement.

     The Company has entered into an employment letter agreement for an indefinite term with each of Mr. Stahl, under which he is serving as President and Chief Operating Officer at an annual salary of $325,000 ($335,000 effective January 1995), Mr. Casey, under which he is serving as Executive Vice President at an annual salary of $305,000 ($315,000 effective January 1995), and Mr. Rogna, under which he is serving as Senior Vice President at an annual salary of $200,000 ($206,000 effective January 1995).

     If any of Messrs. Stahl, Casey or Rogna becomes disabled and the Company elects to terminate such executive, such executive will be entitled to receive his full base salary and benefits for twelve months following such termination. If the Company otherwise terminates the employment of any such executive, such executive will be entitled to his full base salary and benefits for the twenty-four months following such termination; provided, however, that the final twelve months of payments will be reduced by the amount, if any, received by such executive from other employment. Pursuant to the terms of their employment agreements, each of Messrs. Stahl, Casey and Rogna is entitled to participate in the Shareholder Value Plan and in the Company's salaried employee benefit and incentive plans, but is not eligible for any stock option or restricted stock grants during the term of the Shareholder Value Plan.

     Each of Messrs. Stahl, Casey and Rogna is party to a severance compensation agreement with the Company. Pursuant to such agreement, if any such executive is terminated within twenty-four months after a change in control of the Company, such executive will be entitled to a severance payment equal to two times the sum of such executive's base salary plus his target bonus, as such bonus is provided for in the Company's Management Incentive Plan. Target bonus amounts for
Messrs. Stahl, Casey and Rogna currently are 50 percent, 50 percent and 40 percent, respectively, of base salary.


                        CERTAIN TRANSACTIONS

     MAG and certain of its subsidiaries provided office space and administrative and clerical services to the Company during fiscal 1994 at a cost of approximately $54,000. Fees for these services are determined on the basis of costs incurred and the fair market value of the office space. It is expected that MAG and such subsidiaries will continue to provide office space and administrative and clerical services to the Company in the future.

     The Company has entered into agreements with certain of its stockholders and warrant holders which provide such stockholders and warrant holders with the right in certain circumstances to require the Company to register, at the Company's expense, the shares of Class A Common or warrants owned by them under the Securities Act of 1933, as amended (the "Securities Act").

     The Company loaned Mr. Rogna $100,000 in 1990 in connection with his relocation to the Chicago area. The loan has been extended and a portion of it repaid. The outstanding balance is $120,619.

     The Company has entered into employment agreements with Messrs. Pomerantz, Stahl, Casey and Rogna. See "Employment
Agreements."


                            PENSION PLAN

     The Gaylord Container Retirement Plan (the "Pension Plan") is a qualified, non-contributory defined benefit plan which covers substantially all employees of the Company, including both salaried and hourly employees. The following table shows estimated annual benefits payable under the Pension Plan on a straight life annuity basis upon normal retirement with indicated years of credited service and final average annual compensation.

         Final
        Average                      Years of Service(2)
        Average           -----------------------------------------------------
      Earnings(1)             5      10        15       20       25       30
- ----------------------    -------- -------- -------- -------- -------- --------
 $300,000(3)(4)            $9,375   $21,167  $31,992  $40,884  $49,775  $61,084
  200,000                   9,375    19,375   29,125   38,375   47,625   57,500
  175,000                   9,375    18,125   27,125   36,625   46,125   55,000
  150,000                   9,375    16,875   25,125   34,875   44,625   52,500
  125,000                   7,813    14,063   20,938   29,063   37,188   43,750
  100,000                   6,250    11,250   16,750   23,250   29,750   35,000

(1) Compensation covered by the Pension Plan includes all cash compensation, including amounts received under the Shareholder Value Plan, but does not include compensation related to stock options, non-cash compensation or deferred compensation. The amounts reflected in the above pension table reflect appropriate deductions for Social Security benefits in accordance with the Pension Plan benefit formula.

(2) As of September 30, 1994 the named executive officers had been credited with the following years of service: Mr. Pomerantz, 6 years; Mr. Stahl, 6 years; Mr. Casey, 7 years; and Mr. Rogna, 5 years. The basic benefit payable under the Pension Plan is computed on a straight life annuity basis.

(3) For the 1994 Pension Plan year, the amount of compensation in the calculation of retirement benefits for any participant is limited to $150,000 subject to future increases based on cost of living adjustments implemented by the Department of Treasury. The maximum estimated annual benefits listed in this table do not include projected cost of living increases. Beginning with the 1994 Pension Plan year, the Company has maintained a supplemental retirement plan in which Messrs. Stahl, Casey and Rogna participate and receive credit for cash compensation in excess of the $150,000 limitation.

(4) In addition to amounts payable under the Pension Plan, Mr. Pomerantz will receive supplemental retirement income in accordance with his employment agreement. See "Employment Agreements." Based on current and historical compensation, the maximum annual supplemental retirement income payable to Mr. Pomerantz will be approximately $477,000.

Compensation Committee Participation

     The members of the Company's Compensation Committee are Messrs. Levitt, Goodenow, Hawkinson and MacDonald. No officers of the Company serve on the Compensation Committee.

Compensation Committee Report on Executive Compensation

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following has been submitted by the Compensation Committee of the Board of Directors:

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding compensation of the Company's executive officers. The philosophy of the Compensation Committee is to design an executive compensation program to attract, motivate and retain the executive talent critical to the Company's achievement of its objectives to increase shareholder value and maximize returns to shareholders.

     Key to the program are incentives which vary rewards with individual and Company performance. Two compensation approaches are used to implement the variable pay initiative -- an annual cash incentive opportunity focused on operating performance for officers and key managers, and a long-term incentive based on share price appreciation through grants of restricted stock, grants of stock options or payments under the Shareholder Value Plan.

General Executive Compensation Program Policies

     To achieve its objectives, the Company has developed a series of executive compensation policies.

     - The Company will provide levels of executive compensation that are competitive with those provided by the relevant marketplace (as defined below).

     - The Company will provide annual cash incentive compensation for executives that varies in a consistent and predictable manner with the operating and financial performance of the Company.

     - The Company will provide programs which enable executives to achieve rewards based on increased shareholder value to reinforce the link between executive and shareholder interests.

  Competitive Executive Compensation

     The Company seeks to provide levels of executive compensation that are competitive at expected levels of individual and Company performance. Competitiveness is defined as in keeping with the compensation of executives in comparable positions or who have similar qualifications. The comparison group for those executives is companies similar to the Company in industry and size.

     Competitiveness is measured using data from a number of sources, including published information, proxies, forest products industry surveys, which includes data from Dow Jones paper products peer group, and surveys by consulting firms.

  Base Salary

     A salary range is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary range is based on the average salary of equivalent positions at the other companies which the Company uses for comparison purposes. The salary range is from 80 percent to 120 percent of the midpoint. An individual's base salary is determined by reviewing his or her sustained performance over time and correspondingly positioning the executive officer's salary in the salary range for his or her position. Salaries for the executive officers other than Mr. Pomerantz were increased in fiscal 1994 to reflect their individual contributions and provide salaries in line with competitive practices.

  Annual Incentive Compensation

     The Company maintains a Management Incentive Plan designed to ensure that incentive compensation varies in a consistent and predictable manner with the Company's operating and financial performance. Performance targets and related amounts to be paid to plan participants if the targets are achieved are determined annually by the Board. Targets have been established for fiscal 1995 based on the Company's earnings before interest, income taxes, depreciation and amortization. Messrs. Stahl, Casey and Rogna received payouts under this plan for fiscal 1994. Mr. Pomerantz does not participate in the Management Incentive Plan.

     Based on the same goals and targets, the Company also maintains a Deferred Profit Sharing Plan which provides for contributions to participants' individual 401(k) accounts. There were no payouts under this plan for fiscal 1994. The Company's executive officers all participate in this plan.

  Long-Term Incentive

     The Company currently maintains two stock-based plans pursuant to which non-qualified stock options may be granted at no less than the market price of the Class A Common at the time of the grant: the 1989 Plan and the 1987 Plan. The 1989 Plan also permits the grant of incentive stock options, stock appreciation rights, stock indemnification rights, restricted stock and performance awards. Only non-qualified options and restricted stock have been granted.
Messrs. Pomerantz, Stahl, Casey and Rogna are not eligible to receive any grants under the 1989 Plan or 1987 Plan during the term of the Shareholder Value Plan.

     The Shareholder Value Plan as approved by the Company's stockholders on February 2, 1994 directly ties the long-term incentive compensation of the Company's four executive officers to the creation of shareholder value.

     The Shareholder Value Plan commenced January 1, 1993 and will be in effect until December 31, 1997. All deferred awards not paid by the end of the calendar 1997 will be forfeited; provided that awards earned in calendar 1997 may be payable during calendar 1998.

     At the end of each calendar year, Messrs. Pomerantz, Stahl, Casey and Rogna will be entitled to receive in cash 1.0 percent, 0.4 percent,
0.4 percent and 0.2 percent, respectively, of the increase in Shareholder Value, if any, created during that calendar year. Upon appropriate certification by the Compensation Committee that the awards have been earned, one-half of such award will be immediately payable and the remaining one-half will be payable in one-twelfth increments at the conclusion of any month in which the Company's share price on the last trading day of such month exceeds the Year End Share Value (as defined) for the calendar year in which such award was earned.

     The increase in "Shareholder Value" for each calendar year is determined by calculating the excess of (i) the product of (a) the average closing price of the Company's stock during the last 10 trading days of such calendar year and the first 10 trading days of the subsequent calendar year (the "Year End Share Value"), multiplied by
(b) 53,365,378 over (ii) the product of (a) the highest Year End Share Value for any prior calendar year during which the Shareholder Value Plan was in effect (provided that such value will not be less than $3.375), multiplied by (b) 53,365,378. All calculations under the Shareholder Value Plan will be equitably adjusted by the Board in the event of any stock split, stock dividend, reverse stock split or other recapitalization.

     In the event of an acquisition of the Company prior to December 31, 1997, the aggregate purchase price of the Company will establish the final Year End Share Value under the Shareholder Value Plan. Upon consummation of such acquisition, final payments including all deferred amounts will be immediately due and payable.

     An acquisition of the Company means (i) a sale of substantially all of the Company's assets to, or a merger with, another person in exchange for cash and/or other property (other than a person where the Company's former shareholders own immediately after such transaction directly or indirectly stock possessing more than 50 percent of such person's voting power) or (ii) an acquisition of the Company's stock by a person or group in exchange for cash and/or other property so that such person or group has acquired stock possessing more than 50 percent of the Company's voting power (other than a person or group which includes Mr. Pomerantz, MAG or Mr. Hayford, or their respective spouses or heirs).

     If the Company terminates the employment of Messrs. Stahl, Casey or Rogna before the end of a calendar year other than because of his death, total and permanent disability, or serious misconduct, he shall continue to participate in this plan for the full five-year period. If the Company terminates the employment of Mr. Pomerantz or if Mr. Pomerantz resigns for Good Reason (see "Other Business -- Employment Agreements") before the end of the calendar year other than due to his death, total and permanent disability or serious misconduct, he shall continue to participate in this plan for the remainder of the calendar year in which the termination occurs and the following calendar year.

     If the Company terminates a participant's employment for serious misconduct or if Messrs. Stahl, Casey or Rogna resigns, or if Mr. Pomerantz resigns for other than Good Reason, such participant shall receive no earned award for the calendar year in which such termination occurred or any subsequent calendar year.

     If a participant ceases to be a Company employee because of his death or total and permanent disability before the end of the calendar year, (i) the participant shall be entitled to an award for such calendar year and the Year End Share Value for such participant for such calendar year shall be determined by using the 10 trading days prior to the termination of the participant's employment (including the date of termination as the 10th day if it is a trading day) and the 10 trading days after the termination of his employment, and (ii) such participant shall be entitled to no earned award for any subsequent calendar year.

     The Shareholder Value Plan may be amended or modified by the Board; provided, however, that any such amendment or modification which adversely affects a participant must also be approved in writing by such participant.

     Messrs. Pomerantz, Stahl, Casey and Rogna received an award under this Plan based on the Year End Share Value at the end of the calendar year 1993 which will be paid during fiscal 1994 based upon the procedure described above.

  Deductibility of Compensation under Section 162(m) of the Internal
Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended
(the "Code") imposes a $1 million deduction limit on compensation paid to the named executive officers of the Company. Compensation is exempt from the $1 million deduction limit, however, if the compensation qualifies for an exception, including an exception for certain performance-based compensation. Compensation paid under the Shareholder Value Plan should qualify for the performance-based compensation exception, and therefore compensation paid pursuant to the Shareholder Value Plan should not be applied toward the $1 million deduction limit of Code Section 162(m). The Company anticipates that the amount of compensation income received by each of the Company's named executive officers, excluding income received pursuant to the Shareholder Value Plan, will not exceed $1 million in 1994 or 1995. Therefore, Code Section 162(m) should not cause the Company to be denied a deduction for any compensation income paid to the Company's named executive officers.

Chief Executive Officer Compensation

     Commencing in the fall of 1989, the Company's operations were adversely affected by factors influencing the paper and corrugated industry generally, and certain segments of the industry in particular. As adverse conditions continued into fiscal 1991, the Company took actions to significantly reduce operating expenses and capital expenditures. These actions included reductions in workforce levels, reduction in selling and administrative expenses, deferral of non-essential maintenance expenditures and the postponement of certain capital expenditures. Effective January 1, 1991, Mr. Pomerantz waived his contractual right to receive a minimum base salary of $600,000 and voluntarily reduced his base salary from $600,000 to $480,000 annually.

     The Key Performance Compensation Plan, which no longer exists, was established in 1991 to help ensure the retention of the Company's key management employees during the financial restructuring.
Mr. Pomerantz determined that he should not participate in this plan and he received no payment under this plan.

     Upon the successful consummation of the financial restructuring, the Compensation Committee retained the services of Towers Perrin, an international compensation and benefits consulting firm, to assist in the design of an equitable and effective overall compensation program for Mr. Pomerantz. After extensive review of competitive data and other pertinent factors, the Compensation Committee recommended and the Board approved a new five-year employment agreement. During the term of his employment agreement, Mr. Pomerantz is not eligible to participate in the Management Incentive Plan or to receive any grants under the 1989 Plan or 1987 Plan.

     In structuring this new program, the Compensation Committee placed significant emphasis on the creation of shareholder value. The program utilizes wholly objective criteria for the variable pay opportunity and is devoid of multiple long-term vehicles. By providing a program that consists primarily of base salary and the Shareholder Value Plan, (in which Mr. Pomerantz participates as described above) the Compensation Committee believes it has created an equitable opportunity for Mr. Pomerantz which is clearly focused on creating shareholder value. In conjunction with the new program, Mr. Pomerantz's annual base salary was restored in fiscal 1993 to the 1990 level of $600,000.

     The Compensation Committee has reviewed the overall program for Mr. Pomerantz and believes that it continues to provide the right focus and incentive on the continued improvement of shareholder value.
Mr. Pomerantz's base salary continues at the $600,000 level established January 1, 1993.

Richard S. Levitt, Chairman
John E. Goodenow, member
John Hawkinson, member
Ralph L. MacDonald Jr., member

                       STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of the Company's Class A Common Stock, the S&P 500 Composite Stock Index and an index of a peer group of paper companies, for the period of five years beginning October 1, 1989 and ending September 30, 1994 (assuming that the value of the investment in the Company's Class A Common Stock and each index was $100 on October 1, 1989 and that all dividends were reinvested). The peer group index is comprised of nine medium to large sized companies whose primary business is the manufacture and sale of paper products. Peer group returns are weighted each year based on each company's market capitalization at the beginning of the year. The peer group comprises the common stocks of:
Boise Cascade, Bowater, Champion International, Consolidated Papers, Federal Paper Board, P.H.Glatfelter, International Paper, Mead, and Westvaco.

            5 YEAR CUMULATIVE TOTAL STOCKHOLDER RETURNS

                                               DOW JONES
                                                 PAPER       GAYLORD
    MEASUREMENT PERIOD             S&P 500      PRODUCTS    CONTAINER
- ---------------------------      -----------  -----------  -----------
1989                                  100            100         100
1990                                90.76          74.00       28.87
1991                               119.04         105.42       25.77
1992                               132.20         104.97       30.93
1993                               149.39         105.49       18.04
1994                               154.89         138.50       70.10


                        FINANCIAL STATEMENTS

     The Company has enclosed its Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the year ended
September 30, 1994, with this Proxy Statement.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1994 all filing requirements applicable to executive officers and directors were met.

                     PROPOSALS BY STOCKHOLDERS

     Any proposals by stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company no later than August 30, 1995.

     You are again urged to attend the annual meeting. Proxies will be solicited by the Board through the use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph or otherwise, but such persons will not be separately compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to beneficial owners of stock held of record by them. The entire cost of the Board's solicitation will be borne by the Company.

                              By Order of the Board of Directors
                              /s/ David F. Tanaka
                              ----------------------------------
                              David F. Tanaka
                              Secretary

 GAYLORD CONTAINER CORPORATION / PROXY

Proxy Solicited by the Board of Directors for Annual Meeting of
Stockholders
  February 8, 1995

The undersigned hereby appoints Marvin A. Pomerantz, Daniel P. Casey and David F. Tanaka and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Class A Common Stock of Gaylord Container Corporation, standing in the undersigned's name, at the Annual Meeting of Stockholders of said Corporation to be held at 520 Lake Cook Road, Deerfield, Illinois 60015, on February 8, 1995 at 10:00 a.m. Chicago time, upon those matters as described in the Proxy Statement for the Meeting and such other matters as may properly come before such meeting or any adjournment or adjournments thereof.

             Continued and to be signed on reverse side

 This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If not otherwise specified, this proxy will be voted FOR proposals 1, 2 and 3.

A vote FOR the following proposals described in the Proxy Statement for the meeting is recommended.

If any other business is transacted at the Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the best judgment of the appointed attorneys and proxies.

1.   Election of Class B Directors:     John E. Goodenow, David B. Hawkins, John
                                        Hawkinson, Warren J. Hayford, Richard S. Levitt,
                                        Ralph L. MacDonald Jr., Marvin A. Pomerantz,
                                        Thomas H. Stoner

                                        Instruction:  To withhold authority to vote for
                                        any individual nominee listed, write that
                                        nominee's name here:
     FOR         WITHHOLD

2.   Approval of the Increase in        3.   Appointment of
     Shares Available under the              Deloitte & Touche LLP
     1989 Plan.                              as the Company's
                                             independent auditors.

     FOR       AGAINST     ABSTAIN           FOR      AGAINST      ABSTAIN

                                   Dated:         , 1995

                                   (Signature of Stockholder)

                                   (Signature of Stockholder)

                                   Please sign your name exactly as it
                                   appears hereon.  If acting as attorney,
                                   executor, trustee, or in other
                                   representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

 GAYLORD CONTAINER CORPORATION / PROXY

Proxy Solicited by the Board of Directors for Annual Meeting of
Stockholders
  February 8, 1995

The undersigned hereby appoints Marvin A. Pomerantz, Daniel P. Casey and David F. Tanaka and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Class B Common Stock of Gaylord Container Corporation, standing in the undersigned's name, at the Annual Meeting of Stockholders of said Corporation to be held at 520 Lake Cook Road, Deerfield, Illinois 60015, on February 8, 1995 at 10:00 a.m. Chicago time, upon those matters as described in the Proxy Statement for the Meeting and such other matters as may properly come before such meeting or any adjournment or adjournments thereof.

             Continued and to be signed on reverse side

 This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If not otherwise specified, this proxy will be voted FOR proposals 1, 2 and 3.

A vote FOR the following proposals described in the Proxy Statement for the meeting is recommended.

If any other business is transacted at the Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the best judgment of the appointed attorneys and proxies.

1.   Election of Class B Directors:     John E. Goodenow, David B. Hawkins, John
                                        Hawkinson, Warren J. Hayford, Richard S. Levitt,
                                        Ralph L. MacDonald Jr., Marvin A. Pomerantz,
                                        Thomas H. Stoner

                                        Instruction:  To withhold authority to vote for
                                        any individual nominee listed, write that
                                        nominee's name here:
     FOR        WITHHOLD


2.   Approval of the Increase in        3.   Appointment of
     Shares Available under the              Deloitte & Touche LLP
     1989 Plan.                              as the Company's
                                             independent auditors.

     FOR      AGAINST     ABSTAIN            FOR       AGAINST      ABSTAIN


                                   Dated:         , 1995

                                   (Signature of Stockholder)

                                   (Signature of Stockholder)

                                   Please sign your name exactly as it
                                   appears hereon.  If acting as attorney,
                                   executor, trustee, or in other
                                   representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE